Exhibit 10.4

Separation and Release of Claims Agreement

This Separation and Release of Claims Agreement (“Agreement”) is entered into by and between NICHOLAS FINANCIAL, INC., a British Columbia, Canada corporation, (the “Employer”) on behalf of itself, its subsidiaries and other corporate affiliates and each of their respective employees, officers, directors, owners, shareholders, and agents, individually and in their official capacities (collectively referred to herein as, the “Employer Group”), and RALPH T. FINKENBRINK (the “Employee”) (the Employer and the Employee are collectively referred to as the “Parties”) as of the date all signatories below have executed the Agreement (the “Execution Date”).

The Employee’s last day of employment with the Employer is September 30, 2017 (the “Separation Date”). Employee acknowledges that in the event the Company elects to commence employment of a new President & Chief Executive Officer prior to September 30, 2017, the Company will terminate employment of the Employee prior to September 30, 2017. The Company acknowledges that in the event such occurs, the Company will remain obligated to compensate the Employee through and including September 30, 2017, as if such Employee had remained in his current capacity with the Company until September 30, 2017. After the Separation Date, the Employee will not represent himself as being an employee, officer, agent, or representative of the Employer Group for any purpose. Except as otherwise set forth in this Agreement, the Separation Date is the employment termination date for the Employee for all purposes, meaning the Employee is not entitled to any further compensation, monies, or other benefits from the Employer Group, including coverage under any benefit plans or programs sponsored by the Employer Group, as of the Separation Date.

1.	Extended Employment. The Employee acknowledges, that in the event the Company’s new President & Chief Executive Officer has not commenced employment with the Company by October 1, 2017, Employee has agreed to continue in his current capacity until such day occurs. Employee will be compensated in the same manner and amounts that were in place prior to October 1, 2017. Employee will continue to receive all benefits that were in place prior to October 1, 2017. Employee further agrees that if for whatever reason, Employee is unable to extend his Employment past September 30, 2017, he will provide the Company with two weeks written notice in advance. The Company reserves the right for whatever reason, to not continue extended employment past September 30, 2017, even if the position of President & Chief Executive has not yet commenced within the Company.

2. Return of Property. By the Separation Date or Extended Employment date, the Employee must return all Employer Group property, specifically but not limited to the following items; 2014 Jeep Grand Cherokee, HP laptop, gas card, insurance card, Corporate American Express Card, and any other Employer Group property in the Employee’s possession.

3. Employee Representations. The Employee specifically represents, warrants, and confirms that the Employee:

(a) has not filed any claims, complaints, or actions of any kind against the Employer Group with any court of law, or local, state, or federal government or agency;

(b) has been contractually paid for all hours worked for the Employer Group as of the Execution Date of this Agreement;

(c) has received all commissions, bonuses, and other compensation contractually due to the Employee as of the Execution Date of this Agreement; and

(d) has not engaged in and is not aware of any unlawful conduct relating to the business of the Employer Group.

If any of these statements is not true, the Employee cannot sign this Agreement and must notify the Employer Group immediately in writing of the statements that are not true. Such notice will not automatically disqualify the Employee from receiving these benefits, but will require the Employer Group’s further review and consideration.

(a)

4. Post-Separation Obligations and Restrictive Covenants.

(a) Acknowledgment

The Employee understands and acknowledges that by virtue of the Employee’s employment with the Employer Group, the Employee had access to and knowledge of Confidential Information, was in a position of trust and confidence with the Employer Group, and benefitted from the Employer Group’s goodwill. The Employee understands and acknowledges that the Employer Group invested significant time and expense in developing the Confidential Information and goodwill.

The Employee further understands and acknowledges that the restrictive covenants below are necessary to protect the Employer’s legitimate business interests in its Confidential Information and goodwill and in the Employee’s unique, special, or extraordinary services. The Employee further understands and acknowledges that the Employer Group’s ability to reserve these for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Employer Group and that the Employer Group would be irreparably harmed if the Employee violates the restrictive covenants below.

(b) Confidential Information

The Employee understands and acknowledges that during the course of employment with the Employer, the Employee has had access to and learned about confidential, secret, and proprietary documents, materials, and other information, in tangible and intangible form, of and relating to the Employer Group and its businesses and existing and prospective suppliers, investors, and other associated third parties (“Confidential Information”). The Employee further understands and acknowledges that this Confidential Information and the Employer’s ability to reserve it for the exclusive knowledge and use of the Employer Group is of great competitive importance and commercial value to the Employer Group, and that improper use or disclosure of the Confidential Information by the Employee might cause the Employer Group to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, agreements, contracts, terms of agreements, transactions, know-how, computer programs, computer software, applications, operating systems, software design, databases, manuals, records, systems, dealer information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, credit information, payroll information, staffing information, personnel information, employee lists, vendor lists, reports, internal controls, security procedures, revenue, costs, formulae, notes, communications, and customer information of the Employer Group or its businesses, or of any other person or entity that has entrusted information to the Employer Group in confidence.

The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Employee understands and agrees that Confidential Information developed by the Employee in the course of the Employee’s employment by the Employer is subject to the terms and conditions of this Agreement as if the Employer furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee, provided that such disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee’s behalf.

(c) Disclosure and Use Restrictions.

(i) Employee covenants. The Employee agrees and covenants:

(A) to treat all Confidential Information as strictly confidential;

(B) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Employer Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Employer Group and, in any event, not to anyone outside of the direct employ of the Employer Group except as required in the performance of any of the Employee’s remaining authorized employment duties to the Employer Group or with the prior consent of an authorized officer acting on behalf of the Employer Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and

(C) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Employer Group, except as required in the performance of any of the Employee’s remaining authorized employment duties to the Employer Group or with the prior consent of an authorized officer acting on behalf of the Employer Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).

The Employee understands and acknowledges that the Employee’s obligations under this Agreement regarding any particular Confidential Information begin immediately and shall continue during and after the Employee’s employment by the Employer Group until the Confidential Information has become public knowledge other than as a result of the Employee’s breach of this Agreement or a breach by those acting in concert with the Employee or on the Employee’s behalf.

(ii) Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.

(d) Non-Competition

The Employee covenants and agrees that upon the Separation Date, and thereafter for a period of six-months or two years under (ii) below. following the Separation Date of the Employee from the Employer Group, he will not:

(i)	directly or indirectly engage in, continue in or carry on the business of the Employer Group, or any business substantially similar thereto, including owning or controlling any financial interest in, any corporation, partnership, firm or other form of business organization which competes with or is engaged in or carries on any aspect of such business or any business substantially similar thereto;

(ii)	directly or indirectly, assist, promote or encourage any employees or clients, or potential employees or clients, of the Employer Group to terminate or discontinue their relationship in order to pursue opportunities or employment with any competitor of the Employer Group;

(iii)	consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now, becomes or may become a competitor of the Employer Group in any aspect of their respective businesses during the Employee’s employment with the Employer Group, including, but not limited to: advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; or loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction whether or not on an arms’ length basis with any such competitor; or

(iv)	engage in any practice the purpose of which is to evade the provisions of this Agreement or to commit any act which is detrimental to the successful continuation of, or which adversely affects, the business or the Employer Group; provided, however, that the foregoing shall not preclude the Employee’s ownership of not more than 5% of the equity securities of a corporation which has such securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Because of the Employer Group’s legitimate business interest as described in this Agreement and the good and valuable consideration offered to the Employee, beginning on the Separation Date, the Employee agrees and covenants not to engage in any Competitive Activity within the states of Alabama, Florida, Georgia, Illinois, Indiana, Kansas, Kentucky, Maryland, Michigan, Missouri, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Wisconsin and Virginia, which constitute the geographic area in which the Employer Group operated its business at some time during the tenure of the Employee’s Employment Contract.

For purposes of this non-compete clause, “Competitive Activity” means to, directly or indirectly, in whole or in part, engage in, provide services to, or otherwise participate in, whether as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity, any entity engaged in a business that is competitive with the business of the Employer Group, including the acquisition and servicing of automobile finance installment contracts and the origination of direct consumer loans. Without limiting the foregoing, Competitive Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information, or Confidential Information.

(e) Non-Solicitation of Employees

The Employee understands and acknowledges that the Employer Group has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Employer. The Employee agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Employer Group for a period of two (2) years following the Separation Date.

5. Non-Disparagement. The Employee and the Company agree and covenant that neither party shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning each other now or in the future.

This Section does not in any way restrict or impede the Employee from exercising protected rights or the federal securities laws, including the Dodd-Frank Act, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to Kevin D. Bates at Nicholas Financial, Inc., 2454 McMullen Booth Road, Bldg. C, Suite 501-B, Clearwater, Florida 33759 by email/fax/overnight delivery.

6. Confidentiality of Agreement. Except as required under applicable securities law, the Employee and the Company agree and covenant that neither party shall not disclose any of the terms of or amount paid under this Agreement or the negotiation thereof to any individual or entity; provided, however, that the Employee will not be prohibited from making disclosures to the Employee’s attorney, tax advisors, or immediate family members, or as may be required by law.

This Section does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Employee shall promptly provide written notice of any such order to Kevin D. Bates at Nicholas Financial, Inc., 2454 McMullen Booth Road, Bldg. C, Suite 501-B, Clearwater, Florida 33759 by email/fax/overnight delivery.

7. Remedies. In the event of a breach or threatened breach by the Employee or the Company of any of the provisions of this Agreement, both parties agree that they shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief.

The Parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

8. Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when actually received, whether hand-delivered, sent by telecopier, facsimile transmission or other electronic means of transmitting written documents (as long as receipt is acknowledged) or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employer:	If to Employee:

Nicholas Financial, Inc.	Ralph T. Finkenbrink
Attn:	(home address on file)
2454 McMullen Booth Road
Bldg. C, Suite 501-B
Clearwater, Florida 33759
Email:	Email:

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that a notice of change of address shall be effective only upon receipt.

19. Attorneys’ Fees and Costs. If either party breaches any terms of this Agreement or the post-termination obligations referenced in it, to the extent authorized by Florida law, either party will be responsible for payment of all reasonable attorneys’ fees and costs that either party incurred in the course of enforcing the terms of the Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

NICHOLAS FINANCIAL, INC.	RALPH T. FINKENBRINK

By: /s/ Kevin Bates	Signature: /s/ Ralph Finkenbrink
Name: Kevin Bates	Date: July 26, 2017
Title: SVP – Branch Operations
Date: July 26, 2017